Exhibit 99.1

NCO Group, Inc.

First Quarter 2009 Investor Conference Call

Moderator: Michael Barrist

May 20, 2009

11:00 am ET

Operator:                                                                     Good morning. My name is Chamilia and I will be your conference operator today. At this time I would like to welcome everyone to the First Quarter Results conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad.

If you would like to withdraw your question press the pound key. Thank you. Mr. Barrist, you may begin your conference.

Michael Barrist:                                  Great. Thank you, Operator. Thank you everyone for joining NCO Group’s conference call today for the first quarter of 2009. Statements in this conference call and in our press release issued May 18th other than historical facts are forward-looking statements as defined under Federal Securities laws. Actual results might differ materially from those projected in the forward-looking statements. Factors that might cause actual results to differ materially are discussed in the Company’s earnings press release. The Company disclaims any intent or obligation to publically update or revise any forward-looking statements regardless of when the new information becomes available, future developments occur or otherwise.

Today’s call will cover several key topics. I’ll review in detail the quarterly financial and operating results, feature our divisions including new business opportunities and transmit growth and profitability of each unit.

After my prepared remarks John Schwab, our Chief Financial Officer, will provide a detailed overview of this quarter’s financial results. We’ll then open up the call for questions.

For the first quarter NCO reported revenue of $402.1 million, a net loss attributable to NCO of $2.1 million and EBITDA of $50.6 million, these results were above our expectations for the quarter.

EBITDA for the quarter, exclusive of approximately $443,000 of restructuring charges related to the Company’s acquisition of OSI was $51.1 million. This compares to EBITDA of $48.5 million for the same period last year, which is exclusive of an allowance for impairment of purchased accounts receivable of $6.2 million as well as approximately $5.5 million of restructuring and other non-recurring charges related to the Company’s acquisition of SST and OSI.

NCO is organized into three operating units, Accounts Receivable Management or ARM, Customer Relationship Management or CRM and Portfolio Management or PM. During the first quarter of 2009 the ARM division operated above its revenue target and principally at its profitability target. The higher than expected revenue was primarily the result of increased volume from both new and existing clients as they continue to manage the impact of the weakening economy on their business by increasing their use of outsourced partners to meet staffing needs in a rising delinquency environment.

These increases in volume have continued in the second quarter of 2009, but continue to be partially offset by continued challenges in collectability.

As I’ve previously discussed, while an economic downturn negatively impacts our ARM service business during the early part of the downturn we are ultimately able to manage through the transition since our clients incur the impact of lower collections and we are only tasked with managing away the adverse P&L impact of the downturn.

While this economic cycle has been more severe than past occurrences, it has followed our historical trend whereby the rapid onset of a weakening collection environment has been followed by an expedited need for our services, as our clients strive to meet the challenges in a more difficult operating environment, which begins to manifest into real revenue gains for NCO.

I am very pleased with the results of our ARM division during the first quarter and the progress we have made in adapting our operating model to minimize the adverse impact of the economy and harvest these opportunities that are being presented to us as a result of a rising delinquency environment. Against a backdrop of continued economic pressure on the consumer we were able to exceed our first quarter expectations for revenue and basically meet our expectations for profitability. Additionally many of the cost saving initiatives we executed throughout 2008 continue to yield their anticipated benefit.  This ongoing process will allow us to continue to maximize profitability while offsetting decline of the amount of revenue we derive from each account that we work on a contingent basis. Additionally, I am pleased to report that our current pipeline of new revenue in the ARM division continues to be extremely strong.

During the quarter, labor cost, which is the cost of an average employee in the company over time, increased slightly in this division as compared to last quarter.

During the quarter, our efficiency of labor, which is the amount of NCO labor utilized to drive revenue including the amount of new client labor drag, increased from last quarter.

Revenue for CTE, or Calculated Time Equivalent, is the correlation between revenue and the amount of staff required to run our business over time. These numbers increased during the first quarter due to normal seasonality. During the first quarter revenue per CTE was approximately $6,979, $7,075 and $7,417 per month in January, February and March, respectively.

NCO’s operating model dynamically manage expenses, taking into consideration current revenue trends and seasonality, cutting expenses where appropriate and in some cases, increasing expenditures for certain clients in order to maintain our performance amongst our peers in an effort to maximize profitability.

This also allows us to earn incremental business from clients as they continue to rationalize their internal call center and narrow functions. This business model in conjunction with our foreign labor initiatives also allows us to more effectively deal with the pressures of clients pushing for improved collection performance levels, while also aggressively pursuing incremental client opportunities from those same clients.

During the quarter, the Company continued to execute on our plan to drive more of our labor requirements to more cost effective geographies. This balancing of our labor between domestic, near-shore and off-shore locations has allowed us to better meet the increasing needs of our ARM clients for early stage delinquency management as well as expand the near-shore and off-shore collections of the domestic bad debt accounts.

Additionally, available North American capacity as a result of the SST and OSI transactions continues to allow us to harvest new and existing client opportunities on an expedited basis.

At the close of the quarter, this division had approximately 1,112 employees in Canada, 838 employees in the Philippines, 807 employees in India, 649 employees in the Caribbean and 140 employees in Central America available to deliver service to U.S. ARM clients.

Offering our clients the most cost effective and efficient access to labor and expertise, with consolidated results from multiple locations in and outside the United States, is a competitive advantage for NCO and a further means of providing a differentiated service as we continue to move forward in the ARM space and expand our services to the broader BPO industry.

During the first quarter, our CRM division operated above its revenue and profitability targets primarily as a result of better than expected volumes from existing clients and increased workforce efficiencies.

Overall strong performance during 2008 continuing into 2009, in conjunction with the amount of incremental opportunity in the market, continues to position this division as one of our strongest growth opportunities over the next few years.

At the end of the quarter, this division had approximately 5,463 employees in the Philippines, 2,314 employees in Panama, 1,245 employees in Canada, 225 employees in the Caribbean and 153 employees in Guatemala to deliver service to U.S. CRM clients.

Based on client requests for additional capacity we are executing several ongoing expansion plans. During the first quarter, we opened our first site in Guatemala. Additionally, we continue the expansion of our resources in the Philippines. Our fourth site is coming available during the second quarter of 2009. We expect to have approximately 6,500 people in the Philippines working for our U.S. CRM and ARM clients by the end of 2009.

Growth in our CRM division may be subject to some peaks and valleys as clients continue to adjust their volume commitments to better align with their business’s operating levels in the current economy and other clients decide for the first time to outsource additional non-core processes in order to reduce their operating cost structure for a more variable nature.

With a cautionary note, we are very pleased with the continued performance and growth within our CRM business and we still believe that 2009 will be another year of strong opportunity for this division with record revenues and profitability.

During 2008, the Portfolio Management division was the most challenging of our operating units to manage through the consumer downturn. I am pleased to report that while we still are proceeding cautiously into 2009 within this division, we have begun to see a reasonable level of operating stability and predictability.

During the first quarter this division was below its revenue target and slightly above its profitability target. The lower revenue was primarily due to less than expected purchases during the quarter. Existing portfolios performed principally on target.

As we have previously discussed, we continually evaluate the assets we own to assure that our carrying value is appropriate based on current consumer payment trends.  This process resulted in a valuation allowance or impairment charge of approximately $33,000 during the first quarter of 2009 as compared to $6.2 million during the first quarter of 2008.

This process is ongoing and may result in incremental impairments or recapture of previously impaired amounts as collection patterns further develop throughout the rest of 2009. We believe NCO takes a more timely approach to the review of portfolio carrying values than many of our competitors. Our recognition of impairment happened early in the cycle giving us comfort that our predictive methodologies have placed us on the leading edge of the information flow relative to how consumers are impacted by the current economy.

We continue to revise our pricing models to take into consideration current payment trends and increased volatility. This is accomplished by using NCO real time performance data and increasing certain IRR expectations to offset volatility.

As we discussed last quarter, prices have come down into the range of rationality; however, certain of our competitors continue to pay premiums for portfolios as is evidenced by our diminished volume of purchases for the quarter.

With that said, we are comfortable with the purchases we have made since the downturn and we continue to believe that over the next several quarters the most attractive buying opportunities will begin to materialize.

As we continue into 2009 we are focused on converting our numerous new client opportunities into revenue and earnings, executing on implementing further cost savings and realization remaining synergies identified from the recent acquisitions.

I’ll now turn the call over to John Schwab for a financial review of the quarter.

John Schwab:               Thanks, Michael. Revenue for the first quarter of 2009 was $402.1 million. This represents an increase of $37.6 million or 10.3% from the first quarter of last year. The Company reported EBITDA of $50.6 million and a net loss attributable to NCO of $2.1 million. In the prior year, the Company reported EBITDA of $36.8 million and a net loss attributable to NCO of $9.2 million.

The net loss and EBITDA for the first quarter of 2009 included the impact of $443,000 of restructuring charges related to the OSI acquisition and a $33,000 allowance for the impairment of purchased accounts receivable, compared to restructuring and other non- recurring charges of $5.5 million related to the acquisitions of SST and OSI and a $6.2 million impairment charge for purchased accounts receivable in the first quarter of 2008. Excluding these items, EBITDA for the first quarter of 2009 was $51.1 million compared to EBITDA of $48.5 million for the first quarter of last year.

 Breaking down the revenue into its components, ARM reported $311.3 million of revenue this quarter compared to $273.2 million last year. This is a 13.9% increase from the first quarter of last year. The increase over that period was primarily attributable to the full quarter of revenue from the acquisition of OSI in February of 2008. This was offset in part by lower collections resulting from the impact of the economic conditions and lower revenue from services performed for the Portfolio Management division.

ARM includes revenue of $17.7 million for services performed for Portfolio Management during the first quarter of this year, which compared to $22.9 million for last year.

The CRM division reported revenue of $89.1 million this quarter compared to $85.7 million last year. This represents a 3.9% increase over the first quarter of last year.

The increase from that period was attributable to the increased client volumes related to the implementation of new client contracts in 2008 and offset in part by client volume fluctuations related to the weaker economy.

The Portfolio Management division reported revenue of $20.4 million this quarter compared to $28.7 million last year, representing a decrease of 29.0%. This was primarily a result of the impact of the weaker collection environment on collections as well as lower portfolio purchases. Included in the revenue for the first quarter of 2009 was a $33,000 portfolio impairment charge which is recorded as a reduction in revenue and this compares to the $6.5 million charged that was taken in the first quarter of last year.

Since these impairments are based on our current expectations for collections on existing portfolios, if consumer payment patterns decline further, we may need to record additional allowances for impairment. However, if consumer payment patterns are better than currently expected, we can recoup a portion of these impairment allowances.

Revenue from the sales of purchased accounts receivable this quarter were $361,000 compared to revenue of $823,000 for the first quarter of last year. These accounts were deemed to have a very low liquidation value in the NCO environment. However, currently the resale environment is not very favorable and we do not expect significant increases in sales volume in the near future.

Collections on purchased portfolios during the first quarter, excluding proceeds from portfolio sales, were $43.8 million. This compares to $53.2 million for the same quarter of last year. The decrease from last year was due to a more difficult collection environment and lower purchases.

Moving on to expenses. On an overall basis, payroll and related expenses as a percent of revenue decreased to 51.2% as compared to 53.9% last year. Excluding approximately $2.0 million of non-recurring charges in the first quarter of last year, payroll and related expenses as a percent of revenues was 53.3% last year. The decrease on a percentage basis, from last year was primarily due to the impact of the off- shore labor initiatives and the impact of the integration efforts following the OSI acquisition.

On an overall basis, selling, general and administrative expenses as a percentage of revenue increased slightly to 35.4% of revenue, as compared to 35.3% from this time last year. Excluding approximately $850,000 of non-recurring charges in the prior year quarter, SG&A as a percent of revenue was 35.1%. The positive impact of the integration efforts following the OSI acquisition and the cost saving initiatives discussed by Michael in the ARM division were offset by ramp-up in the CRM division for increasing client volumes, in advance of the offsetting revenue generation resulting in that increase over period.

For the first quarter of 2009, we recorded an income tax benefit of $1.1 million, or 30.0% of loss before income taxes, as compared to last year’s benefit of $3.9 million, or 30.4% of loss before taxes.

I would now like to walk you briefly through our financing activity.

Due to the expected impact of the deteriorating economic conditions on our 2009 financial results, as well as, scheduled financial covenant ratio adjustments required under our Senior Credit Facility in 2009, we became uncertain of our ability to remain in compliance with financial covenants throughout 2009. Therefore, on March 25, 2009, we amended our Senior Credit Facility to, among other things: First, we adjusted the financial covenants, including increasing maximum leverage ratios, decreasing minimum interest coverage ratios, and increasing maximum capital expenditures. Second, we increased the applicable interest rates by 0.75%. Third, we created a LIBOR floor of 2.5%. Fourth, we created a minimum Base Rate of LIBOR plus 1.00%. Next, we increase the letter of credit subfacility to $30.0 million. It also permits us, under certain conditions, to increase the size of our revolving credit facility by up to $50.0 million in the aggregate and finally, it limited our ability to invest in purchase accounts receivable under certain circumstances in the future.

In connection with this Amendment we also sold $40.0 million of our preferred stock to existing shareholders. The proceeds were used to pay $15.0 million of term loan debt, repay $22.5 million of borrowings under our revolver and to pay $2.5 million of fees related to the Amendment.

As a result of all of that activity and the first quarter results, during the first quarter we were able to make a total repayment of $38.0 million on our revolving credit facility, including the $22.5 million from the equity issuance I just mentioned, as well as, $15.5 million generated from operations during the quarter.

At March 31, 2009, we had $43.5 million outstanding on our revolving credit facility and $15.4 million of outstanding letters of credit. At March 31, 2009, our leverage ratio was 4.1 compared to a maximum of 5.5, and our interest coverage ratio was 2.8, as compared to a minimum of 1.85.

During the quarter we had repayments, net of borrowings, of $8.9 million of debt under the Company’s nonrecourse credit agreement. As of March 31, 2009, the total amount outstanding under that facility was $28.5 million, including the market value of the lender’s residual interest, which is $3.2 million.

We are currently in compliance with all of our debt covenants and we will be able to finance our current operations, planed capital expenditure requirements, internal growth and debt service obligations, at least through the next twelve months, with the funds that we generated from our operations, our existing cash and available borrowings under our nonrecourse credit facility.

Lastly, some brief notes on financial condition. At March 31, 2009, the Company had $41.1 million of cash and equivalence on hand. During the quarter the Company purchased accounts receivable at a face value of $1.2 billion for a total purchase price of $16.4 million. During the first quarter of last year, the Company had purchased accounts receivable with a face value of $1.4 billion for a total purchase price of $39.4 million.

Capital expenditures in the first quarter were $9.8 million or 2.4% of revenue for the quarter.

And during the quarter, our accounts receivable day sales outstanding increased to 49 days, from 48 days for the first quarter of last year, but decreased from 51 days last quarter resulting from certain large client payments that were received in the first quarter in 2009; and with that I will turn things back to Michael.

Michael Barrist:            Great thank you, John and operator we can now open up for questions.

Operator:                       At this time, if you would like to ask a question please press start then the number 1 on your telephone key pad. We’ll pause for just one moment to compile the Q&A roster.

There are no questions at this time.

Michael Barrist:            Great, thank you operator and thank you everyone for joining our call today. If anybody has any questions please feel free to call John Schwab, Brian Callahan, or myself.

Operator:                       This concludes today’s conference call, you may now disconnect.

END